Patrick Industries, Inc. Reports Third Quarter and
Nine Months 2017 Financial Results

ELKHART, IN - October 26, 2017 - Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of component and building products for the recreational vehicle (“RV”), manufactured housing (“MH”), marine and industrial markets, today reported its financial results for the third quarter and nine months ended September 24, 2017.
Third Quarter 2017 Financial Results
Net sales for the third quarter of 2017 increased $103.3 million or 34%, to $407.5 million from $304.2 million in the same quarter of 2016. The increase was attributable to industry growth, acquisitions, geographic expansion efforts, and market share gains. The Company's revenues from the RV industry, which represented 67% of third quarter 2017 sales, increased 29%. According to industry sources, RV industry wholesale unit shipments increased approximately 24% in the third quarter of 2017 compared to the prior year. Revenues from the MH industry, which represented 13% of third quarter 2017 sales, increased 24% compared to the prior year period. The Company estimates that wholesale unit shipments in the MH industry rose approximately 11% from the third quarter of 2016. Revenues from the industrial market, which is tied primarily to residential housing, commercial construction, and institutional furniture spending, increased 21%. The industrial market, which accounted for 12% of the Company’s third quarter 2017 sales, saw new housing starts increase approximately 1% in the quarter. Revenues from the marine industry represented 8% of the Company's third quarter 2017 sales and more than tripled over the third quarter of 2016.
For the third quarter of 2017, Patrick reported operating income of $30.2 million, an increase of 50% or $10.1 million, from the $20.1 million reported in the third quarter of 2016. Net income in the third quarter of 2017 increased 49% to $17.9 million from $12.1 million in the third quarter of 2016, and net income per diluted share increased 37% to $1.08 from $0.79. Third quarter 2017 net income per diluted share reflects the dilutive impact from the increase in weighted average shares outstanding from the 1.35 million share common stock offering completed in March 2017.
Todd Cleveland, Chief Executive Officer, said, "We are pleased with our financial and operating performance in the third quarter, which reflects the continued strength in all of our primary markets, strategic acquisitions, targeted expansion opportunities, and our focus on driving efficiency improvements, talent engagement and retention, and leveraging of our fixed costs. Our team continues to work tirelessly as demand expectations continue to increase, and we remain poised to adapt and execute to serve and support the needs of our customers.”

"We remain highly encouraged by the strong demographic trends and appeal of the convenience, affordability, and recreational allure of the outdoor, leisure family-oriented lifestyle that continues to draw new consumers into the RV market," stated Andy Nemeth, President. "RV retail unit sales increases are aligned with increased wholesale production levels and support balanced retail inventories, and the positive momentum coming out of the recent RV manufacturers' annual open houses in September points towards continued growth. The marine powerboat retail market experienced gains over the prior year with unit sales up an estimated 3% in the first nine months of 2017, and the manufactured housing and industrial markets continue to be bolstered by low interest rates, improving consumer credit, and a strengthening economy and jobs environment. Additionally, the increasing attractiveness of the single-family manufactured housing option and the strength of multi-family urban living support these two building products-based markets."

Nine Months 2017 Financial Results
Net sales for the first nine months of 2017 increased $262.1 million or 29%, to $1.2 billion from $898.0 million in the same period of 2016. For the first nine months of 2017, the Company's revenues from the RV industry, which represented 69% of its nine months 2017 sales, increased 23%. According to industry sources, RV industry wholesale unit shipments increased approximately 17% in the first nine months of 2017 compared to the prior year. Additionally, revenues from the MH industry, which represented 13% of the Company's nine months 2017 sales, rose 29% compared to the prior year as wholesale unit shipments in this industry, as estimated by the Company, increased approximately 15%. Revenues from the industrial market increased 23% and benefited primarily from acquisitions and market share gains, particularly related to the residential housing market. The industrial market, which accounted for 12% of the Company's nine months 2017 sales, saw new housing starts increase by approximately 3% for the first nine months of 2017 compared to the prior year. The Company's revenues from the marine industry represented 6% of its nine months 2017 sales and more than tripled year-over-year.
The Company's RV content per unit (on a trailing twelve-month basis excluding revenues from the marine market which were previously included with RV revenues) for the third quarter of 2017 increased approximately 6% to $2,125 from $2,009 for the third quarter of 2016. The MH content per unit (on a trailing twelve-month basis) for the third quarter of 2017 increased approximately 14% to an estimated $2,175 from $1,901 for the third quarter of 2016.
For the first nine months of 2017, Patrick reported operating income of $87.8 million, an increase of $19.1 million or 28%, from the $68.7 million reported in the first nine months of 2016. Net income in the first nine months of 2017 increased 35% to $56.7 million from $42.0 million in the first nine months of 2016, and net income per diluted share increased 26% to $3.47 from $2.76.
The Company's nine months 2016 net income and net income per diluted share were retroactively increased by $1.3 million and $0.08, respectively, from the amounts previously reported, as a result of the adoption of the new accounting standard for employee share-based payments in the fourth quarter of 2016. For the first nine months of 2017, net income and net income per diluted share were increased by $4.6 million and $0.26, respectively, as a result of adopting this standard. Nine months 2017 net income per diluted share reflects the dilutive impact from the increase in weighted average shares outstanding from the previously mentioned common stock offering.
The Company invested approximately $110.5 million, in the aggregate, for acquisitions and capital expenditures in the first nine months of 2017. Total debt, net of cash on hand, decreased $12.6 million to $253.5 million at September 24, 2017, from $266.1 million at December 31, 2016, reflecting the net proceeds of approximately $93.6 million from the Company's common stock offering in March 2017, cash flows from operations, and the investments in acquisitions and capital expenditures.
Patrick’s total assets increased $191.3 million to $726.3 million at September 24, 2017, from $535.0 million at December 31, 2016, primarily reflecting the addition of acquisition-related assets, seasonality, and overall growth.
"We intend to continue to put our strong cash flows and financing platform to work and invest in our overall business model and brands through acquisitions, capital expenditures, expansions, and workforce planning, engagement, and development initiatives to support our long-term strategic growth plan," said Mr. Nemeth.
Mr. Cleveland stated, "Our broad product offerings, innovative solutions, and design and engineering capabilities, coupled with the recent acquisitions of Leisure Product Enterprises in April 2017, Wire Design in July 2017 and Baymont in September 2017 have afforded us the opportunity to continue to increase our value proposition to our customers, add capacity and content per unit, and further expand our presence as a key component supplier to the major industries we serve."
"As we look ahead to the remainder of 2017, and into 2018 and beyond, we believe that the strength of our servant leadership-based sales, operational and financial foundation, and customer first performance-oriented culture, when combined with the exceptional talent and passion of our more than 6,500 team members, will continue to position us to execute on our strategic plan to deliver strong growth on both the top and bottom line, drive shareholder value, and exceed our customers’ expectations," Mr. Cleveland further stated.
Conference Call Webcast
As previously announced, Patrick Industries will host an online webcast of its third quarter 2017 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investor Relations,” on Thursday, October 26, 2017 at 10:00 a.m. Eastern time.

Patrick Industries, Inc.
Patrick Industries, Inc. is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, marine, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, and other industrial markets and operates coast-to-coast through locations in 19 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile moldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures and tile systems, thermoformed shower surrounds, fiberglass and plastic helm systems and component products, wiring and wire harnesses, electrical systems components including instrument and dash panels, softwoods lumber, interior passage doors, RV painting, slotwall panels and components, aluminum fuel tanks, and CNC molds and composite parts and other products. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, the imposition of restrictions and taxes on imports of raw materials and components used in our products, information technology performance and security, the availability of commercial credit, the availability of retail and wholesale financing for residential and manufactured homes, the availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, realization and impact of efficiency improvements and cost reductions, the successful integration of acquisitions and other growth initiatives, increases in interest rates and oil and gasoline prices, adverse weather conditions impacting retail sales, our ability to remain in compliance with our credit agreement covenants, and general economic, market and political conditions. In addition, national and regional economic conditions may affect the retail sale of recreational vehicles and residential and manufactured housing. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

Contact:
Julie Ann Kotowski
Investor Relations
574.294.7511
kotowskj@patrickind.com

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Third Quarter Ended		Nine Months Ended
(thousands except per share data)	Sep. 24, 2017	Sep. 25, 2016	Sep. 24, 2017	Sep. 25, 2016

NET SALES	$407,511	$304,151	$1,160,083	$897,951
Cost of goods sold	338,328	255,299	961,851	748,463
GROSS PROFIT	69,183	48,852	198,232	149,488

Operating Expenses:
Warehouse and delivery	11,016	9,165	32,442	26,149
Selling, general and administrative	22,756	15,883	63,755	44,921
Amortization of intangible assets	5,237	3,687	14,239	9,680
Total operating expenses	39,009	28,735	110,436	80,750

OPERATING INCOME	30,174	20,117	87,796	68,738
Interest expense, net	2,135	1,917	6,159	5,198
Income before income taxes	28,039	18,200	81,637	63,540
Income taxes	10,094	6,127	24,965	21,523
NET INCOME	$17,945	$12,073	$56,672	$42,017

BASIC NET INCOME PER COMMON SHARE	$1.09	$0.80	$3.53	$2.80
DILUTED NET INCOME PER COMMON SHARE	$1.08	$0.79	$3.47	$2.76

Weighted average shares outstanding - Basic	16,442	15,048	16,044	15,002
Weighted average shares outstanding - Diluted	16,688	15,308	16,317	15,246

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

	As of
(thousands)	Sep. 24, 2017	Dec. 31, 2016
ASSETS
Current Assets
Cash and cash equivalents	$6,371	$6,449
Trade receivables, net	104,574	38,455
Inventories	149,876	120,019
Prepaid expenses and other	10,503	7,846
Total current assets	271,324	172,769
Property, plant and equipment, net	99,490	85,483
Goodwill and other intangible assets, net	352,644	274,432
Deferred financing costs, net	2,311	1,728
Other non-current assets	492	538
TOTAL ASSETS	$726,261	$534,950

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$15,766	$15,766
Accounts payable	71,885	46,752
Accrued liabilities	33,928	23,575
Total current liabilities	121,579	86,093
Long-term debt, less current maturities, net	244,073	256,811
Deferred tax liabilities, net	13,153	4,988
Deferred compensation and other	6,680	1,610
TOTAL LIABILITIES	385,485	349,502

SHAREHOLDERS’ EQUITY
Common stock	162,372	63,716
Additional paid-in-capital	8,243	8,243
Accumulated other comprehensive income	27	27
Retained earnings	170,134	113,462
TOTAL SHAREHOLDERS’ EQUITY	340,776	185,448
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$726,261	$534,950

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